NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
shelley.whiddon@alliancedata.com

Budget
Alice Pereira
973-496-6113
alice.pereira@avisbudget.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS MULTI-YEAR RENEWAL AGREEMENT WITH
BUDGET

Budget Renews as Sponsor and Reward Supplier with the AIR MILES® Reward Program; Expands
Opportunity for Collectors to Earn Reward Miles

DALLAS, Texas (Feb. 11, 2010) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed multi-year renewal agreements with Budgetcar, Inc., a subsidiary of Avis Budget Group, Inc., as a national sponsor and reward supplier in Alliance Data’s Canadian AIR MILES® Reward Program. Budget has been a sponsor and rewards supplier in the AIR MILES coalition since 2007, issuing reward miles to Canadian AIR MILES Collectors who rent vehicles in Canada. Under terms of the sponsor renewal agreement, Budget will also issue reward miles to collectors who rent cars in the United States, effective by the end of the first quarter, 2010. Under terms of the reward supplier renewal agreement, collectors can now also redeem reward miles for U.S. car rentals.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“The multi-year renewal agreements – and specifically the new opportunity for Collectors to earn reward miles for bookings in the United States – enables both Budget and the AIR MILES Reward Program to increase customer transaction frequency and issue incremental reward miles,” said Bryan Pearson, president, Alliance Data’s LoyaltyOne business. “Budget’s ongoing participation in our coalition loyalty program represents a strategic advantage for one of the world’s best-known brands in the highly competitive car and truck rental industry”

“We are pleased to extend our relationship with Alliance Data and continue our participation in the AIR MILES program,” said Bill Boxberger, vice president and general manager of Avis Budget Group, Canada. “Budget customers depend on us for quality vehicles and great customer service. They are sure to value the AIR MILES they earn when renting with Budget.”

About Budget
Budget is one of the world’s best-known car rental brands with approximately 2,750 locations in more than 120 countries. Budget is owned by Avis Budget Group, Inc. (NYSE: CAR), which operates and franchises the brand throughout the world. For further information, visit www.budget.com.

About LoyaltyOne™
LoyaltyOne works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior.  Through a team of businesses including Canada’s AIR MILES Reward Program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services — consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.  LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers.  More information is available at www.loyalty.com.

About Alliance Data
Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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